EXHIBIT 10.2

EXECUTIVE SEVERANCE AGREEMENT

THIS AGREEMENT, entered into as of the 20th day of September, 2006, by and between CHEMUNG CANAL TRUST COMPANY (the "Bank"), a New York banking corporation having an office located at One Chemung Canal Plaza, P.O. Box 1522, Elmira, New York 14902-1522, and RONALD M. BENTLEY, residing at 30 Springfield Drive, Voorheesville, New York 12186 (the "Executive"),

W I T N E S S E T H T H A T :

WHEREAS, Executive commenced employment with Bank on August 1, 2006, and

WHEREAS, the parties hereto desire to provide a severance benefit to Executive in the event his employment with Bank is terminated without cause;

NOW, THEREFORE, to assure Bank of Executive's continued dedication and to induce Executive to remain and continue in the employ of Bank, and for other good and valuable consideration, the receipt and adequacy whereof each party hereby acknowledges, Bank and Executive hereby agree as follows:

1. TERMINATION WITHOUT CAUSE OR FOR GOOD REASON:

(a) If Executive's employment is terminated by Bank without Cause, as defined in Paragraph 3 hereof, or if Executive resigns from his employment with Bank hereunder for Good Reason, as defined in Paragraph 4 hereof, at any time prior to a Change in Control, as defined in Executive's Change of Control Agreement executed simultaneously herewith (the "Change of Control Agreement"), Bank shall continue to pay Executive the Base Salary, at the rate in effect immediately prior to such termination, at such intervals as the same would have been paid had Executive remained in the active service of Bank for a period of one (1) year.

(b) During such period, Executive shall be deemed to be on a paid leave of absence (the "Leave"). Executive shall be entitled to be paid for any earned vacation accrued to the date of termination (no such vacation time shall be earned during the Leave), and he shall continue to participate during the Leave in all employee welfare benefit plans that Bank provides and continues to provide generally to its employees, provided that Executive is entitled to continue to participate in such plans under the terms thereof. Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment except as determined in accordance with the terms of the employee benefit plans or programs of Bank. In the event of Executive's death during the Leave, the Base Salary continuation payments under this Paragraph 1 shall continue to be made during the remainder of the Leave to the beneficiary designated in writing for this purpose by Executive on the Beneficiary Designation attached hereto, or, if no such beneficiary is specifically designated, to Executive's estate.

(c) If, during the Leave, Executive breaches his obligations under this Agreement, Company may, upon written notice to Executive, terminate the Leave and cease to make any further payments or to provide any benefits described in this paragraph.

2. TERMINATION FOR CAUSE; RESIGNATION WITHOUT GOOD REASON: If, prior to the expiration of the Employment Term, Executive's employment is terminated by Bank for Cause, or if Executive resigns from his employment with Bank hereunder other than for Good Reason, Executive shall be entitled only to payment of his Base Salary, as then in effect, through and including the date of termination or resignation, together with accrued vacation attributable to unused time from prior years. Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the employee benefit plans or programs of Bank.

3. CAUSE: Termination for "Cause" shall mean termination of Executive's employment because of:

(a) Any act or omission that constitutes a material breach by Executive of any of his obligations under this Agreement;

(b) The continued failure or refusal of Executive to substantially perform the duties reasonably required of him as an employee of Bank;

(c) Any willful and material violation by Executive of any federal or state law or regulation applicable to the business of Bank or any of its subsidiaries or Executive's conviction of a felony, or any willful perpetration by Executive of a common law fraud; or

(d) Any willful misconduct by Executive which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, Bank or any of its subsidiaries or affiliates.

4. GOOD REASON: Good reason shall mean the following:

(a) A decrease in Executive's base rate of compensation or a failure by Bank to pay material compensation due and payable to Executive in connection with his employment;

(b) A material diminution of the responsibilities or title of Executive with Bank;

(c) A failure to continue, in effect, any medical, dental, accident, disability or other material employee welfare benefit plan in which Executive is entitled to participate or any material decrease in the benefits provided under any such plan (except that employee contributions may be raised to the extent of any cost increases imposed by third parties); or

(d) Bank requiring Executive to relocate to an office or location more than twenty-five (25) miles from Executive's previous principal employment location.

(e) Bank's failure to appoint Executive as President and Chief Executive Officer on or about April 18, 2007.

5. NO RIGHT TO CONTINUE EMPLOYMENT: This Agreement shall not give Executive any right to remain in the employment of the Bank. Subject to the severance provisions in the event of a Change of Control or in any other written agreement between Bank and Executive, the Bank reserves the right to terminate Executive's employment at any time.

6. NOTICES: For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Mr. Ronald M. Bentley
30 Springfield Drive
Voorheesville, New York 12186

If to Bank:	Chemung Canal Trust Company
One Chemung Canal Plaza
P.O. Box 1522
Elmira, New York 14902-1522
Attention: Jan P. Updegraff Vice-Chairman and Chief Executive Officer

or at such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7. MODIFICATION-WAIVERS-APPLICABLE LAW: No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by Executive and on behalf of Bank by such officer as may be specifically designated by the Board of Directors of Bank. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York.

8. INVALIDITY-ENFORCEABILITY: The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9. SUCCESSOR RIGHTS: This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee, or, if there is no such designee, to Executive's estate.

10. HEADINGS: Descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision hereof.

11. ARBITRATION: Any dispute, controversy or claim arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a Panel of three (3) arbitrators in Elmira, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction. Unless otherwise provided in the rules of the American Arbitration Association, the arbitrators shall, in their award, allocate between the parties the costs of arbitration, but excluding attorneys' fees and other expenses of the parties, in such proportions as the arbitrators deem just.

12. ENTIRE UNDERSTANDING. This Agreement constitutes the entire understanding between the parties hereto, with respect to the subject matter hereof, and shall supersede any prior agreements or understandings among the parties, with respect to such subject matter.

13. COUNTERPARTS. This Agreement may be executed in several counterparts, all of which shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

CHEMUNG CANAL TRUST COMPANY,
By /s/ Jan P. Updegraff
Jan P. Updegraff
Vice-Chairman and Chief Executive Officer

/s/ Ronald M. Bentley L.S.
Ronald M. Bentley

BENEFICIARY DESIGNATION

For purposes of the foregoing Executive Severance Agreement, I hereby designate Helen Bentley as my beneficiary thereunder.

Date: September 20, 2006	/s/ Ronald M. Bentley
Ronald M. Bentley
Executive